Exhibit 99.1

Mattersight Announces New Credit Facility

CHICAGO, IL, Aug 22, 2013 – Mattersight Corporation (Nasdaq: MATR) today announced that it has entered into a new credit facility with Partners for Growth (PfG).

The facility provides for a $3 million revolving line of credit maturing in 2016 and an additional $2 million convertible term loan. The facility is subordinated to the company’s existing $10 million credit facility with Silicon Valley Bank.

“We are delighted to be able to provide capital to Mattersight as we are impressed with the strong platform and customer base Mattersight has built. In addition, we are excited about the potential of Mattersight’s Predictive Behavioral Routing solution,” said Philip Lawson, PfG.

Mattersight expects to end the third quarter with approximately $11 million to $12 million in cash and does not expect to draw down on its new credit facility in the third quarter. Mattersight now has a total of $15 million in lines of credit, of which it expects to have drawn down $3.7 million as of the end of the third quarter (this amount is down from $6.1 million as compared to the end of the second quarter).

About Mattersight

Mattersight is a leader in enterprise analytics focused on customer and employee interactions and behaviors. Mattersight® Behavioral Analytics captures and analyzes customer and employee interactions, employee desktop data and other contextual information to optimally route customers to the best available employee, improve operational performance, and predict future customer and employee outcomes. Mattersight’s analytics are based on millions of proprietary algorithms and the application of unique behavioral models. The company’s SaaS+ delivery model combines analytics in the cloud with deep customer partnerships to drive significant business value. Mattersight’s solutions are used by leading companies in Healthcare, Insurance, Financial Services, Telecommunications, Cable, Utilities, Education, Hospitality and Government. See What Matters™ by visiting www.Mattersight.com.

About Partners for Growth

Established in 2004, PfG provides custom debt solutions to private and public emerging growth technology and life science companies. PfG’s custom approach results in a variety of structures and terms including working capital lines of credit, term loans and convertible debt. PfG looks to share in the success of its clients by taking equity participation rights in the form of stock warrants or convertibility of its debt. More information about PfG can be obtained at: http://www.pfgrowth.com/index.html.

Contact

Mark Iserloth

Vice President and Chief Financial Officer

312.454.3613

ir@mattersight.com